Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

May 9, 2025

TE Connectivity plc

Parkmore Business Park West

Parkmore, H91VN2T Ballybrit

Galway

Ireland

TE Connectivity Switzerland Ltd.

Mühlenstrasse 26

CH-8200 Schaffhausen
Switzerland

Tyco Electronics Group S.A.

46 Place Guillaume II

L-1648 Luxembourg

Ladies and Gentlemen:

We have acted as counsel to TE Connectivity plc, an Irish public limited company (“TE Connectivity”), TE Connectivity Switzerland Ltd., a Swiss corporation (“Swiss TE”), and Tyco Electronics Group S.A., a Luxembourg public limited liability company (société anonyme) (“TEGSA”), in connection with the offer and sale by TEGSA of $450,000,000 aggregate principal amount of its 4.500% Senior Notes due 2031 (the “2031 Notes”) and $450,000,000 aggregate principal amount of its 5.000% Senior Notes due 2035 (the “2035 Notes” and, together with the 2031 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated as of April 29, 2025 (the “Agreement”), among TE Connectivity, Swiss TE, TEGSA and Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein. The Notes are being issued pursuant to the Amended and Restated Indenture, dated as of January 31, 2025 (the “Base Indenture”), among TE Connectivity, Swiss TE, TEGSA and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented (i) with respect to the 2031 Notes, by the Third Supplemental Indenture, dated as of May 9, 2025 (the “Third Supplemental Indenture”) and (ii) with respect to the 2035 Notes, by the Fourth Supplemental Indenture, dated as of May 9, 2025 (the “Fourth Supplemental Indenture” and, together with the Third Supplemental Indenture, the “Supplemental Indentures”). The Base Indenture, as supplemented by the Supplemental Indentures, is collectively referred to herein as the “Indenture.” TEGSA’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by TE Connectivity and Swiss TE and such guarantees (the “Guarantees”) are set forth in the Indenture and evidenced by a notation on the Notes.

May 9, 2025 Page 2

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-282440), filed by TE Connectivity, Swiss TE and TEGSA on October 1, 2024 (the “Registration Statement”); (ii) the Prospectus, dated October 1, 2024 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the Prospectus Supplement, dated April 29, 2025 (the “Prospectus Supplement”); (iv) the Base Indenture; (v) the Supplemental Indentures; (vi) the Notes; (vii) the Guarantees; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of TE Connectivity, Swiss TE and TEGSA, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed (i) the valid existence of each of TE Connectivity, Swiss TE and TEGSA, (ii) that each of TE Connectivity, Swiss TE and TEGSA has the requisite corporate power and authority to enter into and perform its obligations under the Notes and the Guarantees, as applicable, (iii) the due authorization, execution and delivery of the Notes and the Guarantees by each of TE Connectivity, Swiss TE and TEGSA, as applicable, and (iv) that the Notes have been duly authenticated by the Trustee. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of TE Connectivity, Swiss TE and TEGSA.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.       The Notes constitute valid and binding obligations of TEGSA, enforceable against it in accordance with their terms.

2.       The Guarantees constitute valid and binding obligations of TE Connectivity and Swiss TE, enforceable against TE Connectivity and Swiss TE in accordance with their terms.

The opinions expressed above with respect to the validity, binding effect and enforceability of the Notes and the Guarantees are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP